FOR IMMEDIATE RELEASE

Contact:
Hanif Jamal Chief Financial Officer Tel: 760-931-5500 Email: investors@dothill.com	Kirsten Garvin Director of Investor Relations Tel: 760-476-3811 Email: kirsten.garvin@dothill.com
Dot Hill Reports Fourth Quarter and Full Year 2007 Results
CARLSBAD, Calif. — March 13, 2008 — Dot Hill Systems Corp. (NASDAQ:HILL) today announced financial results for the fourth quarter ended December 31, 2007. For the fourth quarter of 2007, net revenue was $51.8 million, compared to $59.4 million for the fourth quarter of 2006 and $45.7 million for the third quarter of 2007. The net revenue figures for the fourth quarter of 2007 were above the guidance range of $44 to $48 million that the company provided on November 8, 2007 and were in-line with the revised guidance the company provided on January 7, 2008 and February 8, 2008. The year-over-year decline in net revenue was due primarily to a decline in revenue from the company’s largest OEM customer that was partially offset by increased revenues from the company’s second largest OEM customer and sales of its Series 2000 products. The sequential quarterly increase in net revenue was largely due to greater than expected revenue contributions from the company’s two largest OEM customers.
Net loss was $46.4 million for the fourth quarter of 2007, or $1.01 per fully diluted share (including a non-cash goodwill impairment charge of $40.7 million), compared to $9.1 million for the fourth quarter of 2006, or $0.20 per fully diluted share (including a foreign income tax expense of $0.5 million related to a legal settlement) and $4.1 million for the third quarter of 2007, or $0.09 per fully diluted share. Excluding the goodwill impairment charge, net loss was $5.7 million for the fourth quarter of 2007, or $0.12 per fully diluted share. Excluding the foreign income tax expense related to a legal settlement, net loss was $8.6 million for the fourth quarter of 2006, or $0.19 per fully diluted share, and $4.1 million for the third quarter of 2007, or $0.09 per fully diluted share.
Net revenue for the full year 2007 was $207.1 million, compared to $239.2 million for the full year 2006. The year-over-year decline in net revenue was due primarily to an expected decline in revenue contribution from the company’s largest OEM customer that was partially offset by increased revenue from the company’s Series 2000 product sales and from sales to its second largest OEM customer.
Net loss was $60.2 million for the full year 2007, or $1.32 per fully diluted share (including a non-cash goodwill impairment charge of $40.7 million), compared to $80.8 million for the full year 2006, or $1.80 per fully diluted share (including $3.4 million associated with a legal settlement, $1.4 million in foreign income tax expenses related to a legal settlement, $47.1 million in a tax valuation allowance, and $1.3 million in one-time compensation and consulting-related expenses associated with the retirement of the company’s prior CEO). Excluding the goodwill impairment charge, net loss for the full year 2007 was $19.5 million, or $0.43 per fully diluted share. Excluding the legal settlement, foreign income tax expenses related to a legal settlement, tax valuation allowance and one-time compensation and consulting-related expense associated with the retirement of the company’s prior CEO, net loss for the full year 2006 was $27.6 million, or $0.62 per fully diluted share.
Gross margin for the fourth quarter of 2007 was 12.2 percent as compared to fourth quarter 2006 gross margin of 7.9 percent and third quarter 2007 gross margin of 14.3 percent. The improvement in gross margin percentage on a year-over-year basis is attributed to the improved margin structure on the company’s Series 2000 products, reduction of manufacturing overhead and variances and continued cost benefits as a result of the company’s migration to its offshore manufacturing partner. This was offset by an increase in lower margin product sales to the company’s second largest OEM customer. On a sequential basis, as anticipated, gross margin percentage for the fourth quarter of 2007 was lower due to the continued ramp of products that the company is shipping to its second largest OEM customer.
On a full year basis, gross margin for 2007 was 12.8 percent compared to full year 2006 gross margin of 15.3 percent. The decline in gross margin percentage on an annual basis is attributed to the reduction in higher margin revenue from the company’s largest OEM customer, compounded by the effect of several new product introductions during the course of 2007.
The company exited the fourth quarter of 2007 with cash and cash equivalents of $82.4 million. This compares to the third quarter 2007 balance of cash, cash equivalents and short-term investments of $90.2 million. The sequential decrease in cash was due primarily to operating losses and the creation of hub inventory for certain of Dot Hill’s large OEM customers.
The company is targeting first quarter 2008 net revenue in the range of $48 to $52 million and a net loss per fully diluted share in the range of $0.15 to $0.19 on a non-GAAP basis. These figures exclude the impact of approximately a $2.0 million reduction in revenue associated with the issuance of warrants to HP, as well as share-based compensation expense, foreign currency translation gains or losses and severance and restructuring charges and other one-time items that may occur or are projected to occur. The company has factored into its earnings guidance the potential impact for additional engineering expenses associated with the development and launch of products for HP as well as a potentially lower gross margin percent due to product sales mix and additional manufacturing overhead expenses related to the HP revenue ramp.
Dot Hill will release final results on its fourth quarter 2007 earnings conference call scheduled for March 13, 2008 at 4:30 p.m. ET. Please join us for a live audio webcast at www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 877-407-8035 (U.S.) or 201-689-8035 (International) at least five minutes prior to the start of the call. A replay of the webcast will be available on the Dot Hill web site following the conference call. For a telephone replay, dial 877-660-6853 (U.S.) or 201-612-7415 (International) and enter account number 286, then passcode 259172.
About Non-GAAP Financial Measures
This press release contains financial results that exclude the effects of goodwill impairment charges, share-based compensation expense, severance costs, foreign currency adjustments, costs associated with legal settlements, foreign income tax expense, tax valuation allowances and one-time compensation and consulting-related expenses associated with the retirement of the company’s prior CEO, and are not in accordance with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP financial measures provides meaningful supplemental information to both management and investors that is indicative of the company’s core operating results and facilitates comparison of operating results across reporting periods. The company used these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for the company’s expected financial results in accordance with GAAP.
Valuation of Goodwill
On an annual basis, the company reviews goodwill for impairment and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets. Consequently, for the year ended December 31, 2007 the company performed an impairment test of the goodwill related to its SANnet reporting unit for each quarter through September 30, 2007. Based upon the results of these impairment tests, management concluded that the fair value of the reporting unit exceeded the carrying value, and therefore the second step of the goodwill impairment test was not required for any quarters through September 30, 2007. However, during the fourth quarter of 2007, the market value of Dot Hill’s common stock substantially declined. As a result of this decline, management determined that the goodwill related to its SANnet reporting unit was impaired and the second step of the goodwill impairment test was performed to measure the amount of the impairment. As a result, the company recognized a $40.7 million impairment charge to its goodwill related to the SANnet reporting unit.
About Dot Hill
Delivering innovative technology and global support, Dot Hill empowers the OEM community to bring unique storage solutions to market, quickly, easily and cost-effectively. Offering high performance and industry-leading uptime, Dot Hill’s RAID technology is the foundation for best-in-class storage solutions offering enterprise-class security, availability and data protection. The company’s products are in use today by the world’s leading service and equipment providers, common carriers, advanced technology and telecommunications companies as well as government agencies. Dot Hill solutions are certified to meet rigorous industry standards and military specifications, as well as RoHS and WEEE international environmental standards. Headquartered in Carlsbad, Calif., Dot Hill has offices and/or representatives in China, Germany, Japan, Netherlands, United Kingdom and the United States. For more information, visit us at http://www.dothill.com.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding: Dot Hill’s projected financial results for the first quarter of 2008; Dot Hill’s ability to achieve profitability; continued diversification of Dot Hill’s revenue stream; and the transition of Dot Hill’s supply chain. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that actual financial results for the first quarter 2008 may be different from the financial guidance provided in this press release; the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill;

unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2007	2006	2007
NET REVENUE	$59,420	$51,764	$239,217	$207,095
COST OF GOODS SOLD	54,728	45,454	202,561	180,662

GROSS PROFIT	4,692	6,310	36,656	26,433

OPERATING EXPENSES:
Sales and marketing	4,092	4,483	15,996	15,939
Research and development	6,476	5,947	36,529	22,564
General and administrative	3,814	3,190	18,119	12,606
Legal settlement	—	—	3,395	—
Goodwill impairment charge	—	40,725	—	40,725

Total operating expenses	14,382	54,345	74,039	91,834

OPERATING LOSS	(9,690)	(48,035)	(37,383)	(65,401)

OTHER INCOME:
Interest income, net	1,402	993	5,505	4,787
Other income (expense), net	(21)	209	(9)	209

TOTAL OTHER INCOME, NET	1,381	1,202	5,496	4,996

LOSS BEFORE INCOME TAXES	(8,309)	(46,833)	(31,887)	(60,405)
INCOME TAX EXPENSE (BENEFIT)	776	(432)	48,885	(177)

NET LOSS	$(9,085)	$(46,401)	$(80,772)	$(60,228)

NET LOSS PER SHARE:
Basic and diluted	$(0.20)	$(1.01)	$(1.80)	$(1.32)

WEIGHTED AVERAGE SHARES USED TO CALCULATE NET LOSS PER SHARE:
Basic and diluted	44,990	45,783	44,757	45,534

COMPREHENSIVE LOSS:
Net loss	$(9,085)	$(46,401)	$(80,772)	$(60,228)
Foreign currency translation adjustments	(509)	(594)	(736)	(2,286)
Net unrealized gain on short-term investments	1	2	40	—

Comprehensive loss	$(9,593)	$(46,993)	$(81,468)	$(62,514)

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands Except Per Share Amounts)

	2006	2007
ASSETS
Current Assets:
Cash and cash equivalents	$99,663	$82,358
Accounts receivable, net of allowance of $629 and $302	39,758	32,445
Inventories	2,210	9,013
Prepaid expenses and other	5,039	3,968

Total current assets	146,670	127,784
Property and equipment, net	9,738	9,599
Goodwill	40,725	—
Intangible assets, net	4,382	2,280
Other assets	136	264

Total assets	$201,651	$139,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$31,099	$28,472
Accrued compensation	3,231	3,115
Accrued expenses	8,652	6,227
Deferred revenue	521	1,409
Income taxes payable	226	143

Total current liabilities	43,729	39,366
Other long-term liabilities	2,010	4,132

Total liabilities	45,739	43,498

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value, 10,000 shares authorized, no shares issued and outstanding at December 31, 2006 and 2007, respectively	—	—
Common stock, $.001 par value, 100,000 shares authorized, 45,009 and 45,785 shares issued and outstanding at December 31, 2006 and 2007, respectively	45	46
Additional paid-in capital	290,705	294,193
Accumulated other comprehensive loss	(814)	(3,100)
Accumulated deficit	(134,024)	(194,710)

Total stockholders’ equity	155,912	96,429

Total liabilities and stockholders’ equity	$201,651	$139,927

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2007	2006	2007
Cash Flows Related to Operating Activities:
Net loss	$(9,085)	$(46,401)	$(80,772)	$(60,228)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,795	1,542	7,200	6,573
Goodwill impairment charge	—	40,725	—	40,725
Loss on disposal of property and equipment	73	55	148	268
Provision for doubtful accounts	(58)	(171)	188	(216)
Share-based compensation expense	608	704	3,326	2,351
Deferred taxes	—	(16)	47,141	(16)
Changes in operating assets and liabilities:
Accounts receivable	(3,227)	(5,140)	(5,234)	5,747
Inventories	155	(4,131)	612	(6,777)
Prepaid expenses and other assets	(482)	748	(344)	1,080
Accounts payable	1,967	3,186	4,259	(5,890)
Accrued compensation and other expenses	2,970	2,383	4,757	(261)
Legal settlement payable	(1,475)	—	—	—
Deferred revenue	28	19	(961)	802
Income taxes payable	212	(95)	166	(84)
Restructuring accrual	—	—	(45)	—
Other liabilities	(7)	(614)	1,145	1,723

Net cash used in operating activities	(6,526)	(7,206)	(18,414)	(14,203)

Cash flows related to investing activities
Purchase of property and equipment	(2,550)	(671)	(6,548)	(4,447)
Sales and maturities of short-term investments	1,249	5,425	23,824	5,425
Purchases of short-term investments	—	—	(10,337)	(5,425)
Purchase of patent license portfolio	—	—	—	—

Net cash provided by (used in) investing activities	(1,301)	4,754	6,939	(4,447)

Cash flows related to financing activities
Proceeds from exercise of stock options and warrants	171	7	948	170
Proceeds from sale of stock to employees	—	1	1,055	968

Net cash provided by financing activities	171	8	2,003	1,138

Effect of exchange rate changes on cash	113	64	332	207

Net decrease in cash and cash equivalents	(7,543)	(2,380)	(9,140)	(17,305)
Cash and cash equivalents beginning of period	107,206	84,738	108,803	99,663

Cash and cash equivalents end of period	$99,663	$82,358	$99,663	$82,358

Supplemental disclosures of cash flow information
Construction in progress costs incurred but not paid	418	326	418	326
Deferred tax asset for share-based compensation credited to	—	—	—	—
Reduction of goodwill resulting from the recognition of deferred tax assets	—	—	—	—
Cash paid for income taxes	—	28	1,482	245

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES
RECONCILIATION TABLE OF NON-GAAP MEASURES
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2007	2006	2007
Net loss	$(9,085)	$(46,401)	$(80,772)	$(60,228)
Effect of income tax charge to record allowance on U.S. deferred tax assets	—	—	47,141	—
Effect of foreign income tax expense related to legal settlement	462	—	1,430	—
Effect of consulting agreement with former chief executive officer	—	—	600	—
Effect of acceleration of vesting of former chief executive officer’s stock options in connection with consulting agreement	—	—	650	—
Effect of legal settlement	—	—	3,395	—
Effect of goodwill impairment charge	—	40,725	—	40,725

Net loss as adjusted	$(8,623)	$(5,676)	$(27,556)	$(19,503)

Net loss per share:
Basic and diluted	$(0.19)	$(0.12)	$(0.62)	$(0.43)

Weighted average shares used to calculate net loss per share:
Basic and diluted	44,990	45,783	44,757	45,534

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